Exhibit 10.28

INTEGRATED MARKETING AGREEMENT

                THIS AGREEMENT (“Agreement”) is entered into as of the 16th day of October, 2001, by and between Deere & Company, a Delaware corporation (“Deere”), and Hitachi Construction Machinery Co., Ltd., a Japan corporation (“Hitachi”).

RECITALS

                A.            On May 16, 1988, Deere and Hitachi (collectively “the Parties”) entered into a Joint Venture Agreement (“J V Agreement”) to establish a facility in North America for the manufacture and distribution of excavators, mining equipment, attachments, components and repair parts (the “Products”) of the types designed and manufactured by Deere in the United States and by Hitachi in Japan.

                B.            Pursuant to the J V Agreement, the Parties formed a close corporation under the General Corporation Law of Delaware known as Deere-Hitachi Construction Machinery Corporation (“Deere-Hitachi”), and since its formation Deere-Hitachi has carried on the business contemplated by the J V Agreement.

                C.            The geographic territory for the distribution of the Products produced under the JV Agreement was defined as: North America, Central America and South America (the “Territory”).

                D.            Marketing of Deere-branded Products produced under the J V Agreement has been and continues to be the responsibility of Deere & Company or one of its subsidiaries (for purposes of this Agreement, John Deere Construction and Forestry Company)(“JDCFC”); marketing of Hitachi-branded Products has been and continues to be the responsibility of Hitachi Construction Machinery (America) Corp. (“HCMA”) and Hitachi Construction Machinery Canada Ltd. (“HCMC”), both subsidiaries of Deere-Hitachi.

                E.             Deere and Hitachi are now desirous of implementing operational efficiencies in the marketing of the Products within the Territory which will address market share declines in both their distribution channels, allow for greater flexibility in responding to economic conditions, and enable the Parties to compete effectively with larger integrated manufacturers of excavators, as well as certain mining equipment, including mining excavators, shovels and trucks.

COVENANTS

                IN CONSIDERATION of the premises and the mutual covenants of the Parties set forth herein, the Parties hereto agree as follows:

ARTICLE I

Reorganization of Product Marketing within the Territory

                1.1           Integration of Marketing Organizations.  Deere and Hitachi shall cause the integration of the marketing functions of HCMA, HCMC and JDCFC into a single operating unit responsible for the distribution of products within North America, Central America and South America. Integration shall include the dissolution of HCMA and HCMC and the transfer of their assets to Deere-Hitachi. The parties shall act in good faith and take such actions as are necessary to effectuate the dissolution, transfer of assets and integration of their marketing organizations.

                1.2           Operations following Integration.  Following the integration of HCMA and HCMC into Deere-Hitachi as provided in Section 1.1, JDCFC shall assume sole responsibility for the distribution of Products within the Territory. It is the intent of the Parties that JDCFC shall function as, and perform the types of services following the Integration as HCMA, HCMC and JDCFC separately performed prior to the Integration. The integration shall commence as soon as practicable after the execution of this Agreement, but no later than 1 January 2002 and be completed by 31 December 2002.

                1.3           Purposes.  The Parties agree that integration of their respective marketing organizations will result in substantial cost reductions through the sharing of common marketing and product support systems, consolidation of facilities, as well as realize synergies through a common parts distribution system. The purpose of this integration, therefore, is to implement operational efficiencies in the distribution of the Products within the Territory, to address market share declines in both their distribution channels, achieve greater flexibility in responding to economic conditions, and to enable the Parties to compete effectively with larger integrated manufacturers of excavators, as well as mining equipment, including mining excavators, shovels and trucks.

It is the mutual understanding between the Parties that this Agreement will be accomplished by maintaining and expanding the total business in the Territory.

ARTICLE II

Consolidation of Facilities

                2.1           Houston, Toronto and Vancouver.  The Houston, Toronto and Vancouver facilities will be closed, and the activities conducted at such facilities shall be assumed by JDCFC at facilities operated by JDCFC. The Parties agree that upon closure of these operations Deere-Hitachi will take the necessary steps to terminate the Toronto and Vancouver leases, and to close the Houston facility.

                2.2           Staffing.  As the Houston, Toronto and Vancouver operations are closed, the management of JDCFC will determine which of the employees at these facilities will be retained as employees of the integrated organization. The Parties also agree that Hitachi will designate a senior manager who will be appointed to a position within the JDCFC marketing organization, with responsibility for the Hitachi division of JDCFC, and reporting to JDCFC’s Director of North American Operations. Hitachi will also designate an additional senior manager to serve on the Quality Council of JDCFC and reporting directly to the President of JDCFC. JDCFC shall have the right to approve both senior managers designated by Hitachi, provided that such approval is not unreasonably withheld. Additional Hitachi personnel will be assigned to JDCFC to support the integrated excavator and mining business as determined by JDCFC Management.

ARTICLE III

Expansion of Products

                3.1           Mining Equipment.  The Parties agree that mining equipment, described as rigid frame haul trucks, shovels and excavators greater than 100 metric tons (MT), currently being distributed in the Territory by Deere-Hitachi will be distributed by JDCFC pursuant to the terms of a separate Distribution and Consignment Agreement substantially in the form attached hereto as Exhibit A.

                3.2           Euclid Trucks.  Euclid-Hitachi Heavy Equipment, Ltd. (“Euclid-Hitachi currently distributes a rigid frame haul truck for use in mining, under the Euclid-Hitachi brand name. The Parties agree that this product will be distributed by Deere-Hitachi and they shall cause Deere-Hitachi to enter into a Distribution and Supply Agreement with Euclid-Hitachi for this purpose substantially in the form attached hereto as Exhibit B. Deere -Hitachi will also supply the Euclid-Hitachi brand rigid frame haul truck to JDCFC for distribution through the integrated distribution organization pursuant to a separate Distribution and Consignment Agreement substantially in the form attached hereto as Exhibit C.

                3.3           Growth Potential.  The Parties acknowledge the importance of supporting the growth and profitability related to the distribution of mining products, and will work toward maintaining and improving the distribution of that product line by adding other complimentary products which may be necessary to grow the business.

                3.4           Protection Against Marketing Losses.  The Parties agree that operating losses associated with the distribution of excavators > 100 MT, shovels, rigid frame haul trucks together with components, attachments and repair parts for such excavators, shovels and haul trucks (“Mining Products”) shall not be charged against the Integrated Marketing Organization. Accordingly, any such losses shall be charged to Hitachi, and not to the Integrated Marketing Organization in arriving at the Parties’ profit sharing under this Agreement.

ARTICLE IV

Distribution of Product

                4.1           Dealer Network.  The Parties agree that to accomplish the objectives of an integrated marketing organization it will be necessary to move toward a single unified distribution system comprised of the best qualified retail dealers from both organizations. This will be accomplished by appointing the existing qualified Deere dealer or the qualified consolidating Hitachi dealer to represent a unified product line (possible examples: Wajax, Burress, Rudd, AIS, Formula, Ahern, CMI Alaska, Arnold, Elliot & Franz, Howell, Peco, Romco, Trax GA, or Trax AL). JDCFC will consult with Hitachi in selecting dealers, provided, however, that JDCFC shall have the right to make final decisions in such dealer selections. Dealer selections will be made in a manner that supports a long-term unified distribution channel.

                4.2           Timing.  Existing open areas will be rationalized immediately following the execution of this Agreement. However, to allow for a smooth transition, the evaluation and unification of the distribution channel will be completed within a period of three (3) years from the date of this Agreement.

                4.3           Business Plan.  The Parties recognize the importance of proceeding expeditiously toward accomplishing the purposes of the integrated marketing organization and agree to develop a 5-year business plan for the organization, and to use their best efforts in achieving the plan.

ARTICLE V

Litigation

                5.1           Product Litigation.  The procedures for resolving claims and conducting the defense of litigation involving excavators below 100 MT distributed by the integrated marketing organization, as well as the payment of the related costs, shall be those set forth in the Product Liability Sharing Agreement between the Parties dated August 16, 1993.

                5.2           Other Litigation.  The procedures for resolving claims and conducting the defense of all litigation other than product litigation shall be those set forth in the Product Liability Sharing Agreement between the Parties dated August 16, 1993, provided, however, that all the related costs of product claims and lawsuits involving or related to excavators greater than 100 MT, mining shovels and mining trucks shall be the sole responsibility of and paid by Hitachi. All other litigation costs related to or arising out of implementing this Agreement, including the payment of claims, lawsuits, attorneys and consultants’ and related fees, shall be treated as integration expenses and shared by the Parties in the same proportion as the sharing of profits and/or losses of the integrated marketing organization.

ARTICLE VI

Sharing the Profits of Integration

                6.1           General Rule.  The profits derived from distributing Product within the Territory for periods beginning on or after January 1, 2002, shall be shared as follows: Deere 60%; Hitachi 40%. The Parties agree that profits from the integrated of Products shall be determined in accordance with Generally Accepted Accounting Principles (“GAPP”). The Parties further agree to distribute such profits in accordance with a methodology preferred by Hitachi, taking into account the method most beneficial to both Parties.

                6.2           Pricing.  The Parties agree that beginning January 1, 2002, all Products (whole goods, components, attachments and service parts), purchased by all Deere affiliated companies, including Deere-Hitachi, from Hitachi for distribution within the Territory will be sold to such Deere affiliates at the prices and in accordance with the terms of the pertinent Supply Agreement between Hitachi and the Deere affiliate, including, but not limited to the Supply Agreement with Deere-Hitachi dated May 16, 1988, as amended; the Component Supply Agreement with Industrias John Deere S.V. de C.V., dated April 28, 1995, as amended; and the Supply Agreement with Industrias John Deere S.A. de C.V., dated May 1, 1996, as amended. The Parties further agree that all agreements between Hitachi and Deere affiliates will be amended to carry into effect the pricing provisions of this IMA.

                6.6           Cost Reduction.  The Parties agree that to maintain and improve competitiveness in the Territory certain cost reduction initiatives must be implemented for whole goods, components and attachments, and agree that beginning January 1, 2002, Hitachi shall reduce the costs of whole goods, components and attachments in accordance with the Supply Agreement between Hitachi and Deere-Hitachi dated May 16, 1988, as amended.

ARTICLE VII

Organization Structure

                7.1           Corporate Governance.  HCMA and HCMC will cease their corporate existence upon Integration of the Parties’ marketing organizations, and their functions will be absorbed by JDCFC. The corporate structure and governance of Deere-Hitachi will continue as set forth in the Parties’ J V Agreement dated May 16, 1988, as amended. The corporate structure and governance of JDCFC will not be affected by this Agreement except that Hitachi senior managers and employees shall be appointed to support the integrated operations in accordance with Section 2.2.

ARTICLE VIII

Branding of Products

                8.1           Both Deere-branded and Hitachi-branded Products are currently being marketed through the distribution channels of HCMA, HCMC and JDCFC. The Parties agree that during the transition to a unified marketing organization, both brands will continue to be distributed. However, after unification of their respective marketing organizations, the Parties agree to evaluate the desirability of adopting a common excavator product brand (possible example: Deere-Hitachi), except that mining products will continue to be distributed under the Hitachi brand, indefinitely.

ARTICLE IX

Term and Termination

                9.1           Term.  This Agreement shall become effective as of the date hereof and shall continue in full force and effect for an indefinite term hereafter unless terminated in accordance with the provisions of the Parties’ J V Agreement dated May 16, 1988.

                9.2           Termination.  Each of Deere and Hitachi shall have the right to terminate this Agreement upon the happening of any of the events enumerated in Section 9.2 of the J V Agreement dated May 16, 1988, provided however, that this Agreement may not be terminated unless the J V Agreement is also terminated.

                9.3           Liquidation and Dissolution.  In the event that this Agreement is terminated, the Parties agree that they shall take such action as is necessary to cause the Board of Directors of Deere-Hitachi to adopt a plan of liquidation and dissolution of the J V, including all operations contemplated under this Agreement, all in accordance with the terms of Article IX of the J V Agreement.

ARTICLE X

Miscellaneous

                10.1         Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Each party hereto shall use its best efforts to cause the members of the Board of Directors of Deere-Hitachi to cause Deere-Hitachi to agree to be bound by all of the terms and conditions of this Agreement, as well as any ancillary agreements required to give it effect, as though it were a party hereto and thereto.

                10.2         Entire Agreement.  This instrument and the exhibits attached hereto supersede all prior understandings and agreements of the Parties with respect thereto, and shall operate as additions to their J V Agreement dated May 16, 1988.

                10.3         Amendment and Modification.  The Parties hereto may amend,

modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

                10.4         Governing Law.  This Agreement is executed in English, which shall be the controlling text and this Agreement and all related agreements (unless otherwise agreed) shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and to be performed therein.

                10.5         Required Approvals.  The actions contemplated by this Agreement will be implemented only after any and all necessary reviews, consents or approvals are completed or obtained from the appropriate governmental authorities, if any.

                10.6         Execution in Counterpart.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

                10.7         Headings.  The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                10.8         Severability.  If any term, restriction or covenant of this Agreement is deemed illegal or unenforceable under the laws of the State of Illinois (or any other law deemed by a court of competent jurisdiction to be controlling), or if any application of any term, restriction or covenant of this Agreement to any person or circumstance is deemed illegal or unenforceable, the Parties shall in good faith negotiate changes to the unenforceable term, restriction or covenant so that the original intent of such term, restriction or covenant is preserved insofar as is permissible by law.

                10.9         Notices.  Any notice, request, information or other document given hereunder to any of the parties by any other party shall be in writing and sent to those persons identified, and in accordance with the terms of Section 10.8 of the Parties J V Agreement dated as of May 16, 1988.

                10.10       Arbitration.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which is unresolved within 90 days (or such other period as may be established by mutual agreement of the Parties) of first written notification by either party, shall be settled by binding arbitration in accordance with the terms of the Parties’ J V Agreement dated as of May 16, 1988.

                10.11       Assignment.  Neither Hitachi nor Deere shall assign its rights or obligations pursuant to this Agreement except with the prior written consent of the other party.

                10.12       Reaffirmation of J V Agreement.  The provisions of this Agreement shall constitute additions to the Parties’ J V Agreement dated May 16, 1988, and except as modified by this Agreement, the J V Agreement shall remain in full force and effect.

                10.13       Amendments to Supply Agreements.  Amendment to the Supply Agreement between Hitachi and Deere-Hitachi dated May 16, 1988, is attached hereto as Exhibit D, and Amendment to the Supply Agreement between Deere and Deere-Hitachi dated May 16, 1988, is attached hereto as Exhibit E.

                IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

DEERE & COMPANY

By:	/s/ Pierre E. Leroy
	Name:	Pierre E. Leroy
	Title:	President, Worldwide Construction Equipment
Division & Deere Power Systems Group

HITACHI CONSTRUCTION MACHINERY CO., LTD

By:	/s/ Ryuichi Seguchi
	Name:	Ryuichi Seguchi
	Title:	President & CEO